Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to OvaScience, Inc.’s 2016 New Employee Inducement Grant Plan, as Amended, its Inducement Stock Option Award for Paul Chapman, and its Inducement Stock Option Award for Christophe Couturier of our report dated February 26, 2016, with respect to the consolidated financial statements of OvaScience, Inc. and the effectiveness of internal control over financial reporting of OvaScience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 3, 2016